UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE TO/A

(Amendment No. 3)

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

CBS CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Class B Common Stock, $0.001 Par Value

(Title of Class of Securities)

1248572 02

(CUSIP Number of Class of Securities)

Lawrence P. Tu

Senior Executive Vice President and Chief Legal Officer

CBS Corporation

51 West 52nd Street

New York, New York 10019

(212) 975-4321

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

David E. Shapiro

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$2,907,891,077	$374,537

(1)	This valuation assumes the exchange of up to 97,000,000 shares of common stock, par value $0.01 per share (the “Outdoor Americas common stock”), of CBS Outdoor Americas Inc., a Maryland corporation, for shares of Class B common stock, $0.001 par value (the “CBS Class B common stock”), of CBS Corporation. This valuation is estimated solely for purposes of calculating the filing fee pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, as amended, and is based on the product of (i) $60.67, the average of the high and low sale prices of Outdoor Americas common stock on the New York Stock Exchange on June 10, 2014 and (ii) 47,929,637, the maximum number of shares of Outdoor Americas common stock to be exchanged in the exchange offer.
(2)	Computed in accordance with Rule 0-11(a)(4) under the Securities Exchange Act of 1934.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $374,537	Filing Party: CBS Outdoor Americas Inc.
Form or Registration No.: Registration Statement on Form S-4 (No. 333-196652).	Date Filed: June 11, 2014

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1
☒	issuer tender offer subject to Rule 13e-4
☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Amendment No. 3 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2014, as amended by Amendment No. 1 to the Tender Offer Statement on Schedule TO, filed by CBS Corporation (“CBS”), a Delaware corporation, with the SEC on June 20, 2014 and Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed by CBS with the SEC on July 10, 2014 (as so amended, the “Schedule TO”). This Schedule TO relates to the offer by CBS to exchange up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc. (“Outdoor Americas”), a Maryland corporation, for shares of CBS Class B common stock, $0.001 par value (“CBS Class B common stock”), upon the terms and subject to the conditions set forth in the Prospectus, dated July 3, 2014 (the “Prospectus”) and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Exchange Offer”). In connection with the Exchange Offer, Outdoor Americas has filed under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (Registration No. 333-196652) (as amended through the date hereof, the “Registration Statement”) to register the shares of Outdoor Americas common stock offered in exchange for shares of CBS Class B common stock tendered in the Exchange Offer. The information set forth in the Prospectus and the Letter of Transmittal is incorporated herein by reference in response to all the items of this Schedule TO, except as otherwise set forth below. Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule TO.

Item 4.	Terms of the Transaction.

Item 4(a) of the Schedule TO, which incorporates by reference the information contained in the Exchange Offer, is hereby amended and supplemented by adding the following thereto:

The Exchange Offer expired at 12:00 midnight, New York City time, on July 9, 2014. Under the terms of the Exchange Offer, 2.1689 shares of Outdoor Americas common stock were exchanged for each share of CBS Class B common stock accepted in the Exchange Offer. CBS accepted 44,723,131 shares of its Class B common stock in exchange for the 97,000,000 shares of Outdoor Americas common stock owned by CBS.

Because the exchange offer was oversubscribed, CBS accepted tendered shares of CBS Class B common stock on a pro rata basis in proportion to the total number of shares validly tendered and not validly withdrawn. Shareholders who owned fewer than 100 shares of CBS Class B common stock, or an “odd lot,” and who validly tendered all of their shares, were not subject to proration in accordance with the terms of the exchange offer. All of such shares have been accepted. The final proration factor of approximately 14.7740% was applied to all other shares of CBS Class B common stock that were validly tendered and not validly withdrawn to determine the number of such shares that have been accepted from each tendering shareholder.

Based on the final count by the exchange agent Wells Fargo Bank, N.A., the final result of the exchange offer are as follows:

Total number of shares of CBS Class B common stock validly tendered and not validly withdrawn:	300,229,143
Shares tendered that were subject to proration:	299,798,292
“Odd-lot” shares tendered that were not subject to proration:	430,851
Total number of shares of CBS Class B common stock accepted:	44,723,131

On July 15, 2014, CBS issued a press release announcing the final results of the Exchange Offer, a copy of which is filed as Exhibit (a)(4)(xxxii) hereto and is incorporated herein by reference.

Item 12.	Exhibits.

Exhibit Number	Description

(a)(1)(i)	Form of Letter of Transmittal and Instructions for Letter of Transmittal (incorporated by reference to Exhibit 99.1 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-4 (Registration No. 333-196652), filed with the SEC on June 11, 2014 (the “Registration Statement”)).

(a)(1)(ii)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(iv)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions (incorporated by reference to reference to Exhibit 99.4 to the Registration Statement).

(a)(1)(v)	Form of Notice of Withdrawal (incorporated by reference to Exhibit 99.5 to the Registration Statement).

(a)(1)(vi)	Form of Notice to Participants in CBS 401(k) Plan (incorporated by reference to Exhibit 99.6 to the Registration Statement).

(a)(1)(vii)	Form of Notice to Participants in Outdoor 401(k) Plan (incorporated by reference to Exhibit 99.7 to the Registration Statement).

(a)(1)(viii)	Form of Notice of Conditional Exercise (incorporated by reference to Exhibit 99.8 to the Registration Statement).

(a)(4)(i)	Press Release by CBS Corporation, dated June 11, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on June 11, 2014).

(a)(4)(ii)	Prospectus, dated July 3, 2014 (incorporated by reference to CBS Outdoor America Inc.’s prospectus filed with the SEC pursuant to Rule 424(b)(3) on July 7, 2014).

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 11, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 11, 2014).

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 12, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 12, 2014).

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 13, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 13, 2014).

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 16, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 16, 2014).

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 17, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 17, 2014).

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 18, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 18, 2014).

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 19, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 19, 2014).

(a)(4)(x)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 20, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 20, 2014).

(a)(4)(xi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 23, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 23, 2014).

(a)(4)(xii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 24, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 24, 2014).

(a)(4)(xiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 25, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 25, 2014).

(a)(4)(xiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 26, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 26, 2014).

(a)(4)(xv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 27, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 27, 2014).

(a)(4)(xvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 30, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 30, 2014).

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 1, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 1, 2014).

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 2, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 2, 2014).

(a)(4)(xviiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 3, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 3, 2014).

(a)(4)(xix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xxii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxviii)	Press release by CBS Corporation, dated July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 9, 2014).

(a)(4)(xxix)	Press release by CBS Corporation, dated July 10, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 10, 2014).

(a)(4)(xxx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 10, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 10, 2014).

(a)(4)(xxxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 15, 2014).

(a)(4)(xxxii)	Press release by CBS Corporation, dated July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 15, 2014).

(a)(4)(xxxiii)	Internal Revenue Service Form 8937 by CBS Corporation, dated July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 15, 2014).

(h)(i)	Tax Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 8.1 to the Registration Statement).

(h)(ii)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 8.2 to the Registration Statement).

(h)(iii)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 8.3 to the Registration Statement).

Item 13.

Information required by Schedule 13E-3.

Not Applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 15, 2014

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

(a)(1)(i)	Form of Letter of Transmittal and Instructions for Letter of Transmittal (incorporated by reference to Exhibit 99.1 to CBS Outdoor Americas Inc.’s Registration Statement on Form S-4 (Registration No. 333-196652), filed with the SEC on June 11, 2014 (the “Registration Statement”)).

(a)(1)(ii)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(iv)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions (incorporated by reference to reference to Exhibit 99.4 to the Registration Statement).

(a)(1)(v)	Form of Notice of Withdrawal (incorporated by reference to Exhibit 99.5 to the Registration Statement).

(a)(1)(vi)	Form of Notice to Participants in CBS 401(k) Plan (incorporated by reference to Exhibit 99.6 to the Registration Statement).

(a)(1)(vii)	Form of Notice to Participants in Outdoor 401(k) Plan (incorporated by reference to Exhibit 99.7 to the Registration Statement).

(a)(1)(viii)	Form of Notice of Conditional Exercise (incorporated by reference to Exhibit 99.8 to the Registration Statement).

(a)(4)(i)	Press Release by CBS Corporation, dated June 11, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on June 11, 2014).

(a)(4)(ii)	Prospectus, dated July 3, 2014 (incorporated by reference to CBS Outdoor America Inc.’s prospectus filed with the SEC pursuant to Rule 424(b)(3) on July 7, 2014).

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 11, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 11, 2014).

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 12, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 12, 2014).

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 13, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 13, 2014).

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 16, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 16, 2014).

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 17, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 17, 2014).

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 18, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 18, 2014).

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 19, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 19, 2014).

(a)(4)(x)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 20, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 20, 2014).

(a)(4)(xi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 23, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 23, 2014).

(a)(4)(xii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 24, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 24, 2014).

(a)(4)(xiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 25, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 25, 2014).

(a)(4)(xiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 26, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 26, 2014).

(a)(4)(xv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 27, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 27, 2014).

(a)(4)(xvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on June 30, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on June 30, 2014).

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 1, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 1, 2014).

(a)(4)(xvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 2, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 2, 2014).

(a)(4)(xviiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 3, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 3, 2014).

(a)(4)(xix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 7, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 7, 2014).

(a)(4)(xxii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxiii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxiv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 8, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 8, 2014).

(a)(4)(xxv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxvi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxvii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 9, 2014).

(a)(4)(xxviii)	Press release by CBS Corporation, dated July 9, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 9, 2014).

(a)(4)(xxix)	Press release by CBS Corporation, dated July 10, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 10, 2014).

(a)(4)(xxx)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 10, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 10, 2014).

(a)(4)(xxxi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filed with the SEC on July 15, 2014).

(a)(4)(xxxii)	Press release by CBS Corporation, dated July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 15, 2014).

(a)(4)(xxxiii)	Internal Revenue Service Form 8937 by CBS Corporation, dated July 15, 2014 (incorporated by reference to CBS Corporation’s Form 425 filing with the SEC on July 15, 2014).

(h)(i)	Tax Opinion of Wachtell, Lipton, Rosen & Katz (incorporated by reference to Exhibit 8.1 to the Registration Statement).

(h)(ii)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 8.2 to the Registration Statement).

(h)(iii)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 8.3 to the Registration Statement).

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